Exhibit 5.1

Gibson, Dunn & Crutcher LLP 200 Park Avenue New York, NY 10166-0193 Tel 212.351.4000 www.gibsondunn.com

Client: 19806-00011

June 13, 2013

Coty Inc.
2 Park Avenue
New York, NY 10016

Re:	Coty Inc.
Proposed offering of up to an aggregate of 52,079,779 shares of Class A Common Stock, par value $0.01 per share pursuant to (i) the Coty Inc. Long-Term Incentive Plan, (ii) the Coty Inc. Executive Ownership Plan, (iii) the Coty Inc. Stock Plan for Non-Employee Directors, (iv) the Coty Inc. 2007 Stock Plan for Directors and (v) the Coty Inc. Equity and Long-Term Incentive Plan

Ladies and Gentlemen:

We have examined the Registration Statement on Form S-8 (the “Registration Statement”) of Coty Inc., a Delaware corporation (the “Company”), to be filed with the Securities and Exchange Commission (the “Commission”) on June 13, 2013 pursuant to the Securities Act of 1933, as amended (the “Securities Act”), in connection with the offering by the Company of up to an aggregate of 52,079,779 shares of the Company’s Class A Common Stock, par value $0.01 per share, (the “Shares”). The Shares subject to the Registration Statement are to be issued under (i) the Coty Inc. Long-Term Incentive Plan, (ii) the Coty Inc. Executive Ownership Plan, (iii) the Coty Inc. Stock Plan for Non-Employee Directors, (iv) the Coty Inc. 2007 Stock Plan for Directors and (v) the Coty Inc. Equity and Long-Term Incentive Plan (each a “Plan” and collectively, the “Plans”).

In arriving at the opinion expressed below, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true and complete copies of the originals, of specimen Class A Common Stock certificates and such other documents, corporate records, certificates of officers of the Company and of public officials and other instruments as we have deemed necessary or advisable to enable us to render the opinions set forth below. In our examination, we have assumed without independent investigation the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. We have also assumed that there are no agreements or understandings between or among the Company and any participant in any Plan that would expand, modify or otherwise affect the terms of such Plan or the respective rights or obligations of the participants thereunder.

Based upon the foregoing, and subject to the assumptions, exceptions, qualifications and limitations set forth herein, we are of the opinion that the Shares, when issued and sold in accordance with the terms set forth in the Plans and against payment therefor, and when the Registration Statement has become effective under the Securities Act, will be validly issued, fully paid and non-assessable.

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June 13, 2013

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission.

Very truly yours,

/s/ Gibson, Dunn & Crutcher LLP

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